Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of Quadriga Superfund, L.P. — Series A and Series B of our report dated March 25, 2009, relating to the financial statements of Quadriga Superfund, L.P. — Series A and Series B as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007, and 2006, and of our report dated July 6, 2009, related to the statement of financial condition of Superfund Capital Management, Inc. as of December 31, 2008, both appearing in the Prospectus and Disclosure Document, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/S/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
September 23, 2009